Exhibit 10.18

English translation of the executed copy

Purchase Agreement for Acquisition of Equity Interest

In

Liaoning Sunshine Bio-Pharmaceutical Company Limited

Between

Shenyang Sunshine Pharmaceutical Company Limited

And

Dan Lou

PURCHASE AGREEMENT FOR ACQUISITION OF EQUITY INTEREST

THIS AGREEMENT is entered into between the following parties in Shenyang City, Liaoning Province on December 1, 2006:

Party A: Shenyang Sunshine Pharmaceutical Company Limited

Legal	Address: No. 3 A1, Road 10, Shenyang Economy & Technology Development Zone

Legal Representative: Dan Lou

Party B: Dan Lou

Identity Card Number: 210102193503076017

WHEREAS,

1.	Party A is a foreign invested wholly owned enterprise established and validly subsisted according to the laws of the People’s Republic of China (hereinafter the “PRC”), which was originally holding 90% equity of Liaoning Sunshine Pharmaceutical Company Limited (hereinafter “Liaoning Sunshine”), all of which was transferred to Party B pursuant to an Equity Transfer Agreement entered into with Party B on November 10, 2006;

2.	Party B is a legitimate Chinese citizen. On November 10, 2006, Party B and Party A entered into an Equity Transfer Agreement pursuant to which Party B acquired from Party A 90% equity of Liaoning Sunshine; Party B also entered into another equity transfer agreement pursuant to which Party B acquired from Shenyang Keweier Advance Technology Company Limited 10% equity of Liaoning Sunshine. The registration process for the relevant transfers has been completed. As of the date hereof, Party B is legally holding 100% equity of Liaoning Sunshine (“Subject Equity”);

3.	Liaoning Sunshine is a company with limited liability incorporated and validly subsisted according to the laws of the PRC, the business scope of which covers the sale of bio-products (including bio-pharmaceuticals), biochemical medicines, chemical preparations, antibiotics, prepared traditional Chinese medicines (efficacious before 31 December 2009) and diagnostic medicines; the sale of three types of medical equipment (items subject to approval by licneses (efficacious before August 17, 2010); the manufacture, sale of special nutrition food; the self-operation and agency of various commodities and technologies and their export and import (excluding those under restricted operation or prohibited to import and export by the State). Its registered capital is RMB 15 million. Party B, through equity transfer, becomes the legitimate shareholder of Liaoning Sunshine;

4.	Party B is willing to transfer to Party A the Subject Equity upon the satisfaction of the conditions under this Agreement.

After friendly consultation, the Parties hereto hereby reach an agreement as follows:

Article 1	Party B hereby agrees to transfer to Party A the Subject Equity at the price as determined under Article 2 hereof and change the title of the Subject Equity under the name of Party A upon the satisfaction of the following condition precedent: the relevant PRC government approval, if any, has been obtained to permit Party A’s holding the Subject Equity.

Article 2	Both parties agree that the price for Party A to purchase the Subject Equity is RMB15 million.

Article 3	Party A shall pay RMB13.5 million as down payment for the purchase of the Subject Equity within 30 days after the signing of this Agreement, the remaining balance of RMB 1.5 million shall be paid after the title of the Subject Equity is transferred to and under the name of Party A.

Article 4	Upon the request of Party A, Party B shall provide all necessary assistance and shall cause Liaoning Sunshine to take all necessary actions to cooperate with Party A in the legitimate and successful completion of the acquisition of the Subject Equity, including but not limited to applying for and obtaining the approval from the relevant PRC government departments regarding the acquisition. Party B shall timely provide Party A with all the correspondence with the relevant PRC government departments related to the relevant application and approval regarding the acquisition or explanation for its communication with the approval authority.

Article 5	Party B shall carry out all necessary legal proceedings to ensure that Liaoning Sunshine is legitimately and duly existing and holding all legitimate and effective licenses, permits and certificates necessary for its business operation.

Article 6	Unless obtaining Party A’s prior written consent, Party B shall not transfer or otherwise dispose of the Subject Equity to any third party other than Party A and shall ensure that Liaoning Sunshine does not increase or decrease its registered capital or issue any bonds or debts.

Article 7	The parties agree that should Party A fail to complete all procedures under law to acquire the Subject Equity within 10 years after the signing of this Agreement as a result of restriction under PRC law or being unable to obtain PRC government approval, Party A shall have the right to terminate this Agreement unilaterally and Party B shall return any and all payment made by Party A hereunder.

Article 8	This Agreement shall take effect from the date on which it is signed by the respective authorized representatives of the Parties hereto.

Article 9	Unless otherwise provided hereunder, without the consent of the other party, either party shall not, before the completion of the transaction contemplated in this Agreement, disclose any content of this Agreement to any third person other than the parties involved in such transaction.

Article 10	Neither party shall be deemed as disclosing any content of this Agreement under the following circumstances: (1) the confidential information comes into the public domain prior to such disclosure (except for disclosure under a breach of this provision); (2) the disclosure is mandatory required by any government authority, by the relevant securities supervision authorities or under any laws and regulations.

Article 11	Both parties agree that, after signing this Agreement, any open terms of this Agreement is subject to further negotiation and a supplementary agreement. Such supplementary agreement shall form an integral part of this Agreement.

Article 12	Either party breaching any clause in this Agreement shall constitute a default. The defaulting party shall compensate the non-defaulting party fully and adequately.

Article 13	Upon the occurrence of any of the following circumstances, Party A shall have the right to terminate this Agreement and Party B shall refund Party A all payment made hereunder by Party A: (1) Party A fails to complete all procedures under law to acquire the Subject Equity within 10 years after the signing of this Agreement due to reasons caused by Party B; (2) Liaoning Sunshine loses its legal person status as a result of cancellation or ceasing its business license; or (3) any license, permit and certificate necessary for the business operation of Liaoning Sunshine is cancelled, withdrawn or expired and cannot be extended or renewed within reasonable period of time

Article 14	Any dispute over this Agreement arisen in the performance of the same shall be settled by the Parties hereto through friendly consultation. In case the dispute cannot be settled through consultation, either party may sue at a court in the PRC with competent jurisdiction against the other party.

Article 15	The execution, validity, interpretation, performance of this Agreement, and the settlement of disputes hereof, all are governed by the laws of the PRC.

Article 16	Without the written consent of the other party, either party shall not transfer its rights under this Agreement. This Agreement shall be binding on the successors and approved transferees of both parties.

Article 17	This Agreement is made in duplicate, with Party A and Party B each retaining one copy thereof, respectively. Each original shall be of the same legal validity.

IN WITNESS WHEREOF, the Parties hereof hereby formally authorize their respective representatives to sign this Agreement as of the date and in the place first above written.

Party A: Shenyang Sunshine Pharmaceutical Company Limited

Authorized Representative: /s/ Dan Lou (affixed with the company seal of Shenyang Sunshine Pharmaceutical Company Limited)

Party B: Dan Lou

Signature:	/s/ Dan Lou

Schedule A

Purchase Agreement for the Acquisition of Equity Interest in Beijing Sunshine Bio-product Sales Company Limited, or Beijing Sunshine, which is substantially identical to Exhibit 10.18 except as to:

Purchasing party:	Shenyang Sunshine Pharmaceutical Company Limited

Selling parties:	Dongmei Su (holding 45% equity interest in Beijing Sunshine), and
Shenyang Keweier Advance Technology Co., Ltd. (holding 55% equity interest in Beijing Sunshine)

Date:	December 15, 2006

Purchase price:	RMB450,000 for 45% equity interest held by Dongmei Su
RMB550,000 for 55% equity interest held by Shenyang Keweier